Exhibit 99

NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE August 17, 2005	OTC: HMGN.OB

HEMAGEN REPORTS THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the third fiscal quarter and nine-months ended June 30, 2005 as compared to the prior year. For the three-month period ended June 30, 2005, the net loss was $213,000 or ($0.01) per share, compared to a net loss of $713,000 or ($0.07) per share for the period ended June 30, 2004. For the nine-month period ended June 30, 2005, the net loss was $797,000 or ($0.05) per share as compared to a loss of $1,673,000 or ($0.17) per share for the same period ended June 30, 2004.

After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net loss for the quarter ended June 30, 2005 was $147,000 compared to a net loss of $124,000 for the quarter ended June 30, 2004. The net loss after adjusting for non-cash charges including depreciation, amortization, and non-cash interest was $465,000 for the nine months ended June 30, 2005 as compared to $20,000 for the nine months ended June 30, 2004.

Revenues for the quarter ended June 30, 2005 were $1,787,000 as compared to revenues of $2,132,000 for the quarter ended June 30, 2004, a decrease of $345,000 or 16%. Revenues for the nine-month period ended June 30, 2005 were $5,552,000 as compared to revenues of $5,785,000 for the nine-month period ended June 30, 2004, a decrease of $233,000 or 4%. On a year to date basis, this decrease is primarily attributed to lower sales with the Company’s Analyst product line of $287,000 offset by increased sales of the Virgo product line at the Company’s Brazilian subsidiary.

Gross Margins increased to 32% in the quarter ended June 30, 2005 as compared to 26% for the quarter ended June 30, 2004. Gross margins decreased to 26% in the nine-month period ended June 30, 2005 as compared to 33% for the nine-month period ended June 30, 2004. The lower margins, experienced year to date resulted from lower production levels and increased manufacturing costs in the current fiscal year.

At June 30, 2005, Hemagen had approximately $62,000 of cash, and working capital of approximately $1,978,434. At September 30, 2004, the Company had $539,000 of cash and working capital of $3,334,000. The reduction in cash balance is mainly attributed to the cash used in operations. The reduction of the working capital from September 30, 2004 is attributed to an increase in the line of credit facility and current notes payable associated with the purchase and build out of a new facility that is currently financed with a short term construction loan. The Company has a commitment to finance the building over a long term basis once construction is completed.

William P. Hales, President and CEO, said, “We are pleased to report improved margins for the quarter and increased sales volume at our Brazilian subsidiary.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues	$1,787,000	$2,132,000	$5,552,000	$5,785,000
Costs and Expenses:
Cost of Product sales	1,219,000	1,585,000	4,084,000	3,850,000
Research and development	65,000	71,000	207,000	182,000
Selling, general and administrative	598,000	523,000	1,731,000	1,743,000
Other operating expense	--	62,000	--	62,000

Operating Income (Loss)	(94,000)	(109,000)	(470,000)	(52,000)

Other expenses, net	(102,000)	(599,000)	(294,000)	(1,597,000)

Net loss before income taxes	$(196,000)	$(708,000)	$(764,000)	$(1,649,000)

Income tax expense	(17,000)	(5,000)	(33,000)	(24,000)

Net loss	$(213,000)	$(713,000)	$(797,000)	$(1,673,000)

Net loss per share-Basic and Diluted	$(0.01)	$(0.07)	$(0.05)	$(0.17)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREE
AND NINE-MONTH PERIODS ENDED JUNE 30, 2005 AND JUNE 30, 2004 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net loss	$(213,000)	$(713,000)	$(797,000)	$(1,673,000)
Adjusted for:
Depreciation and Amortization	51,000	126,000	284,000	437,000
Non-cash amortization of debt
discount	15,000	463,000	48,000	1,216,000

Net Income (Loss) before non-cash charges	$(147,000)	$(124,000)	$(465,000)	$(20,000)

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.